EXHIBIT 5.1

Calise Y. Cheng
+1 650 843 5172
ccheng@cooley.com

May 9, 2018

Sunrun Inc.
595 Market Street, 29th Floor
San Francisco, CA 94105
Re:    Registration on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Sunrun Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 6,441,015 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), including (i) 4,294,010 shares of Common Stock pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 EIP”) and (ii) 2,147,005 shares of Common Stock pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “ESPP” and together with the 2015 EIP, the “Plans”).
In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Plans and originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents by all parties other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com

EXHIBIT 5.1

Sincerely,
Cooley LLP
By: /s/ Calise Y. Cheng
Calise Y. Cheng

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com